Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Third Quarter Ended September 30, 2021

HOUSTON, Nov. 2, 2021 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended September 30, 2021.

Third quarter 2021 Highlights

  Net loss, as defined below, of $4.3 million, or $0.59 per share.
  Adjusted net loss, as defined below, of $13.7 million, or $1.87 per share.
  Adjusted EBITDA, as defined below, of $0.7 million, representing an approximate 300% sequential improvement from the second quarter of 2021.
  Net debt, excluding finance leases and net of deferred financing costs, of $130.9 million.
  Marketed fleet utilization of 58%, representing an 18% sequential improvement from the second quarter of 2021.
  Fully burdened margin of $3,456 per day, representing a 9% sequential improvement from the second quarter of 2021.

In the third quarter of 2021, the Company reported revenues of $24.0 million, a net loss of $4.3 million, or $0.59 per share, adjusted net loss (defined below) of $13.7 million, or $1.87 per share, and adjusted EBITDA (defined below) of $0.7 million. These results compare to revenues of $10.2 million, a net loss of $15.2 million, or $2.67 per share, adjusted net loss of $15.5 million, or $2.73 per share, and adjusted EBITDA loss of $0.5 million in the third quarter of 2020, and revenues of $19.8 million, a net loss of $14.9 million, or $2.22 per share, an adjusted net loss of $14.6 million, or $2.18 per share, and adjusted EBITDA loss of $0.4 million in the second quarter of 2021.

Chief Executive Officer Anthony Gallegos commented, "Market conditions continue to improve for our business, buoyed by strong macro supply and demand fundamentals and shrinking availability of super-spec rigs across our key operating basins. This is manifesting itself in rapidly improving incremental operating and EBITDA margins and utilization, as well as increased forward visibility into 2022.

We realized sequential margin per day improvements in the third quarter of 9% and expect to realize further improvements in the fourth quarter over third quarter levels between 30% and 40%. With further visibility into 2022, we currently expect first quarter 2022 margins to increase over 100% compared to third quarter 2021 levels. With respect to utilization, by year end we expect to be operating 17 of our marketed rigs, seven of which will be 300 series rigs. Overall, we remain on course to achieve our goal of entering 2022 generating positive free cash flow and believe ICD is very well positioned to capitalize on what we believe will be a very strong 2022 and the early innings of an extended up-cycle in demand for our contract drilling services and super-spec rig fleet."

Quarterly Operational Results

In the third quarter of 2021, operating days increased sequentially by 18% compared to the second quarter of 2021. The Company's marketed fleet operated at 58% utilization and recorded 1,268 revenue days, compared to 460 revenue days in the third quarter of 2020, and 1,077 revenue days in the second quarter of 2021. The Company currently expects operating days in the fourth quarter of 2021 to increase sequentially by approximately 9% compared to the third quarter of 2021.

Operating revenues in the third quarter of 2021 totaled $24.0 million, compared to $10.2 million in the third quarter of 2020 and $19.8 million in the second quarter of 2021. Revenue per day in the third quarter of 2021 was $17,141, compared to $18,078 in the third quarter of 2020 and $16,514 in the second quarter of 2021. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs.

Operating costs in the third quarter of 2021 totaled $20.1 million, compared to $8.7 million in the third quarter of 2020 and $17.0 million in second quarter of 2021. Operating costs during the third quarter of 2021 included $0.1 million associated with the reactivation of rigs compared to $0.2 million during the second quarter of 2021. Operating costs during the third quarter of 2020 included $0.8 million of rig reactivation costs. Fully burdened operating costs were $13,685 per day in the third quarter of 2021, compared to $14,155 in the third quarter of 2020 and $13,352 in the second quarter of 2021. Sequential increases in operating costs per day were driven primarily by higher labor costs associated with a tightening labor market.

Excluding the impact from reactivation costs, fully burdened rig operating margins in the third quarter of 2021 were $3,456 per day, compared to $3,923 per day in the third quarter of 2020 and $3,162 per day in the second quarter of 2021. The Company currently expects per day operating margins in the fourth quarter of 2021 to increase sequentially between 30% and 40% compared to the third quarter of 2021 driven primarily by favorable dayrate momentum.

Selling, general and administrative expenses in the third quarter of 2021 were $4.1 million (including $0.8 million of non-cash compensation), compared to $2.8 million (including $0.7 million of non-cash compensation) in the third quarter of 2020 and $4.1 million (including $0.9 million of non-cash compensation) in the second quarter of 2021. The sequential increase in cash selling, general and administrative expenses was primarily due to increased recruiting costs and corporate insurance costs.

Drilling Operations Update

The Company exited the third quarter with 15 operating rigs and with one additional rig reactivating in October 2021. Overall, the Company's operating rig count averaged 13.8 rigs during the quarter. The Company expects to reactivate one additional rig by year end. The Company's backlog of drilling contracts with original terms of six months or longer was $19.7 million as of September 30, 2021. This backlog excludes rigs operating on shorter term pad-to-pad drilling contracts. Approximately 52% of this backlog is expected to be realized during the remainder of 2021.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the third quarter of 2021, net of asset sales and recoveries, were $4.3 million.

As of September 30, 2021, the Company had cash on hand of $4.3 million, a revolving line of credit with availability of $8.9 million, and $132.8 million principal amount outstanding under its term loan. The term loan includes a committed $15 million accordion that remained undrawn as of September 30, 2021. The Company applied for full forgiveness of the $10 million Payroll Protection Program loan ("PPP loan") under the CARES Act during the second quarter of 2021. During the third quarter of 2021, the Company received notice that the PPP loan was forgiven and paid in full. As a result, a gain on extinguishment of debt of $10.1 million was recognized during the third quarter of 2021.

During the quarter, the Company instituted an additional at-the-market ("ATM") common stock offering with a maximum approved offering amount of $7.5 million. During the third quarter, the Company issued an aggregate of 686,739 shares of common stock pursuant to this program at a weighted average gross selling price of $3.03 per share, resulting in gross proceeds to the Company of $2.1 million. During October 2021, the Company completed this offering process, raising an additional $5.4 million of gross proceeds and issuing an additional 1,588,251 shares. During the third quarter, the Company also sold 40,800 shares pursuant to the terms of its equity line of credit at a weighted average gross selling price of $3.03 per share, resulting in total gross proceeds to the Company of $0.1 million.

Conference Call Details

A conference call for investors will be held today, November 2, 2021, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2021 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10161416. The replay will be available until November 9, 2021.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

Certain Defined Terms

Pad Optimal SuperSpec Rig is defined as an AC powered rig with minimum 20,000ft racking capacity, 1500HP+ drawworks, 750,000lb hookload, three high pressure pumps, four engines and omni-directional walking system. Such rigs also include dual fuel, hi-line power and drilling optimization software options.

300 Series Rigs are defined as a Pad Optimal SuperSpec rig with the following additional characteristics: 25,000ft+ racking capacity, hi-torque top drives, and 1,000,000lb hookload option.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$4,302	$12,279
Accounts receivable, net of allowance of zero and $0.5 million, respectively	16,939	10,023
Inventories	1,078	1,038
Assets held for sale	50	—
Prepaid expenses and other current assets	2,764	4,102
Total current assets	25,133	27,442
Property, plant and equipment, net	364,813	382,239
Other long-term assets, net	2,723	3,528
Total assets	$392,669	$413,209
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$3,710	$7,637
Accounts payable	13,265	4,072
Accrued liabilities	12,773	10,723
Current portion of merger consideration payable to an affiliate	2,902	—
Total current liabilities	32,650	22,432
Long-term debt (2)	137,526	137,633
Merger consideration payable to an affiliate	—	2,902
Deferred income taxes, net	591	505
Other long-term liabilities	2,810	2,704
Total liabilities	173,577	166,176
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 8,050,054 and 6,254,396 shares issued, respectively, and 7,971,476 and 6,175,818 shares outstanding, respectively	80	62
Additional paid-in capital	525,217	517,948
Accumulated deficit	(302,292)	(267,064)
Treasury stock, at cost, 78,578 shares and 78,578 shares, respectively	(3,913)	(3,913)
Total stockholders' equity	219,092	247,033
Total liabilities and stockholders' equity	$392,669	$413,209
___________________
(1)

As of September 30, 2021 and December 31, 2020, current portion of long-term debt includes $3.7 million and $3.4 million, respectively, of finance lease obligations.  As of December 31, 2020, current portion of long-term debt also includes $4.3 million, respectively, related to the PPP Loan.  During the third quarter of 2021, we received notice our PPP Loan was forgiven and paid in full.

(2)

As of September 30, 2021 and December 31, 2020, long-term debt includes $2.3 million and $4.6 million, respectively, of long-term finance lease obligations.  As of December 31, 2020, long-term debt also includes $5.7 million related to the PPP Loan.  During the third quarter of 2021, we received notice our PPP Loan was forgiven and paid in full.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020

Revenues	$24,035	$10,224	$19,817	$59,394	$70,099
Costs and expenses
Operating costs	20,123	8,663	17,040	51,704	52,987
Selling, general and administrative	4,068	2,796	4,075	11,829	10,101
Severance expense	—	—	—	—	1,076
Depreciation and amortization	9,739	10,767	9,516	29,244	33,338
Asset impairment, net	482	—	250	775	16,619
Loss (gain) on disposition of assets, net	222	(326)	31	(182)	(1,208)
Total costs and expenses	34,634	21,900	30,912	93,370	112,913
Operating loss	(10,599)	(11,676)	(11,095)	(33,976)	(42,814)
Interest expense	(3,812)	(3,554)	(3,773)	(11,294)	(10,812)
Gain on extinguishment of debt	10,128	—	—	10,128	—
Loss before income taxes	(4,283)	(15,230)	(14,868)	(35,142)	(53,626)
Income tax expense (benefit)	19	(31)	33	86	(84)
Net loss	$(4,302)	$(15,199)	$(14,901)	$(35,228)	$(53,542)

Loss per share:
Basic and diluted	$(0.59)	$(2.67)	$(2.22)	$(5.22)	$(11.91)
Weighted average number of common shares outstanding:
Basic and diluted	7,321	5,703	6,714	6,754	4,495

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(35,228)	$(53,542)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	29,244	33,338
Asset impairment, net	775	16,619
Stock-based compensation	1,770	1,554
Gain on disposition of assets, net	(182)	(1,208)
Non-cash interest expense	2,828	—
Non-cash gain on extinguishment of debt	(10,128)	—
Deferred income taxes	86	(84)
Amortization of deferred financing costs	836	709
Bad debt (recovery) expense	(52)	16
Changes in operating assets and liabilities
Accounts receivable	(6,863)	26,985
Inventories	(40)	(7)
Prepaid expenses and other assets	1,929	660
Accounts payable and accrued liabilities	7,322	(17,948)
Net cash (used in) provided by operating activities	(7,703)	7,092
Cash flows from investing activities
Purchases of property, plant and equipment	(9,692)	(12,688)
Proceeds from the sale of assets	1,849	2,445
Collection of principal on note receivable	—	145
Net cash used in investing activities	(7,843)	(10,098)
Cash flows from financing activities
Borrowings under Revolving ABL Credit Facility	4,309	11,038
Repayments under Revolving ABL Credit Facility	(17)	(11,038)
Borrowings under PPP Loan	—	10,000
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	3,859	10,257
Proceeds from issuance of common stock under purchase agreement	2,072	—
Purchase of treasury stock	—	(66)
RSUs withheld for taxes	(11)	(79)
Payments for finance lease obligations	(2,643)	(3,499)
Net cash provided by financing activities	7,569	16,613
Net (decrease) increase in cash and cash equivalents	(7,977)	13,607
Cash and cash equivalents
Beginning of period	12,279	5,206
End of period	$4,302	$18,813

	Nine Months Ended September 30,
	2021	2020

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,660	$10,275
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$3,755	$(7,488)
Additions to property, plant and equipment through finance leases	$754	$3,326
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$—	$(1,504)
Transfer of assets from held and used to held for sale	$(1,082)	$—
Gain on extinguishment of debt	$10,000	$—

The following table provides various financial and operational data for the Company's operations for the three months ended September 30, 2021 and 2020 and June 30, 2021 and the nine months ended September 30, 2021 and 2020. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020

Number of marketed rigs end of period (1)	24	29	24	24	29
Rig operating days (2)	1,268	460	1,077	3,273	3,032
Average number of operating rigs (3)	13.8	5.0	11.8	12.0	11.1
Rig utilization (4)	58%	17%	49%	50%	38%
Average revenue per operating day (5)	$17,141	$18,078	$16,514	$16,459	$19,536
Average cost per operating day (6)	$13,685	$14,155	$13,352	$13,285	$14,049
Average rig margin per operating day	$3,456	$3,923	$3,162	$3,174	$5,487
___________________
(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.
(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.
(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $2.3 million, $0.8 million and $2.0 million during the three months ended September 30, 2021 and 2020, and June 30, 2021, respectively, and $5.5 million and $7.5 million during the nine months ended September 30, 2021 and 2020, respectively, and (ii) early termination revenues of $1.2 million and $3.3 million during the three and nine months ended September 30, 2020, respectively.  The three and nine months ended September 30, 2021 and the three months ended June 30, 2021 did not include any early termination revenue.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $2.3 million, $0.8 million and $2.0 million during the three months ended September 30, 2021 and 2020, and June 30, 2021, respectively, and $5.5 million and $7.5 million during the nine months ended September 30, 2021 and 2020, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.4 million, $0.5 million and $0.4 million during the three months ended September 30, 2021 and 2020, and June 30, 2021, respectively, and $1.2 million and $1.5 million during the nine months ended September 30, 2021 and 2020, respectively; (iii) rig reactivation costs, inclusive of new crew training costs, of $0.1 million, $0.8 million and $0.2 million during the three months ended September 30, 2021 and 2020, and June 30, 2021, respectively, and $1.4 million and $0.8 million during the nine months ended September 30, 2021 and 2020, respectively; and (iv) rig decommissioning costs associated with stacking deactivated rigs of zero, $0.2 million and $0.1 million during the three months ended September 30, 2021 and 2020 and June 30, 2021, respectively, and $0.1 million and $0.5 million during the nine months ended September 30, 2021 and 2020, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; gain or loss on extinguishment of debt and other adjustments. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gain or loss on disposition of assets, gain or loss on extinguishment of debt and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Nine Months Ended
	September 30,				June 30,		September 30,
	2021		2020		2021		2021		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(4,302)	$(0.59)	$(15,199)	$(2.67)	$(14,901)	$(2.22)	$(35,228)	$(5.22)	$(53,542)	$(11.91)
Add back:
Asset impairment, net (1)	482	0.07	—	—	250	0.04	775	0.12	16,619	3.70
Loss (gain) on disposition of assets, net (2)	222	0.03	(326)	(0.06)	31	—	(182)	(0.03)	(1,208)	(0.27)
Severance expense (3)	—	—	—	—	—	—	—	—	1,076	0.24
Gain on extinguishment of debt (4)	(10,128)	(1.38)	—	—	—	—	(10,128)	(1.50)	—	—
Adjusted net loss	$(13,726)	$(1.87)	$(15,525)	$(2.73)	$(14,620)	$(2.18)	$(44,763)	$(6.63)	$(37,055)	$(8.24)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
(in thousands)
Net loss	$(4,302)	$(15,199)	$(14,901)	$(35,228)	$(53,542)
Add back:
Income tax expense (benefit)	19	(31)	33	86	(84)
Interest expense	3,812	3,554	3,773	11,294	10,812
Depreciation and amortization	9,739	10,767	9,516	29,244	33,338
Asset impairment, net (1)	482	—	250	775	16,619
EBITDA	9,750	(909)	(1,329)	6,171	7,143
Loss (gain) on disposition of assets, net (2)	222	(326)	31	(182)	(1,208)
Stock-based and deferred compensation cost	819	694	929	2,421	1,554
Severance expense (3)	—	—	—	—	1,076
Gain on extinguishment of debt (4)	(10,128)	—	—	(10,128)	—
Adjusted EBITDA	$663	$(541)	$(369)	$(1,718)	$8,565
___________________
(1)

During the third quarter of 2021, we impaired $0.5 million of drilling equipment that we deemed obsolete or no longer usable in our business.  During the second quarter of 2021, we impaired a damaged piece of drilling equipment for $0.3 million, net of insurance recoveries.  In the first quarter of 2020, we recorded an asset impairment of $16.6 million on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale.

(2)

In the third quarter of 2021 and 2020, and the second quarter of 2021, we recorded a loss, gain and loss, respectively, on the disposition of miscellaneous drilling equipment in the respective quarter.

(3)

Severance expense of $1.1 million was recorded in the first quarter of 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and deteriorating market conditions.

(4)	During the third quarter of 2021, we received notice from the SBA of full forgiveness of our PPP loan and recorded gain on extinguishment of debt of $10.1 million.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211